UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 23, 2008

Great Wolf Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51064	51-0510250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

122 West Washington Ave, Madison, Wisconsin		53703
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	608-661-4700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 23, 2008, Great Wolf Resorts, Inc. (the "Company") and Mr. Randy Churchey entered into an employment agreement, effective as of May 5, 2008, pursuant to which Mr. Churchey will continue to serve as Interim Chief Executive Officer of the Company.

The Company agreed to pay Mr. Churchey a base salary of $510,000 per year, subject to annual review and periodic increases (but not decreases), if any, as determined by the compensation committee of the Company’s board of directors or, at the discretion the full board of directors. Further, in the event that, as of December 31, 2008, Mr. Churchey continues to serve as Interim Chief Executive Officer, the compensation committee of the Company’s board of directors will re-evaluate Mr. Churchey’s entire compensation for 2008 and consider whether any additional compensation should be paid to Mr. Churchey for services provided in 2008 to accurately reflect Executive’s contributions to the Company.

Under the employment agreement, Mr. Churchey is eligible for: (i) annual bonuses of at least $510,000 and such additional amounts as determined by the compensation committee of the Company’s board of directors or the full board of directors; (ii) grants of options to purchase common stock of the Company as determined by the compensation committee of the Company’s board of directors or the full board of directors; and (iii) participation in employee benefit plans, programs and policies applicable generally to senior executives of the Company. The Company agreed to take reasonable actions to secure housing for Mr. Churchey in Madison, Wisconsin, at the Company’s expense.

The Company may terminate Mr. Churchey’s employment at any time, and Mr. Churchey may resign from the Company at any time. If the Company terminates Mr. Churchey or Mr. Churchey resigns, the Company is obligated to: (i) pay Mr. Churchey an amount equal to his then base salary and annual bonus, which were due and payable on the date his employment terminated; (ii) reimburse Mr. Churchey for expenses he had already incurred and which would have otherwise been reimbursed but for such termination of employment; and (iii) make available to Mr. Churchey benefits payable under the Company’s employee benefit plans, programs and policies which he otherwise has a non-forfeitable right to receive under the terms of such plans, programs and policies independent of his rights under the employment agreement.

The employment agreement provides that the Company and Mr. Churchey will enter into a Permanent CEO Employment Agreement, if the Company appoints Mr. Churchey as its permanent Chief Executive Officer; provided, however, that Mr. Churchey’s compensation for services provided to the Company in 2008 will be the same as that approved for 2008 for the former Chief Executive Officer as determined by the compensation committee of the Company’s board of directors.

The foregoing description of the employment agreement is qualified in its entirety by the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by reference. Statements in this Form 8-K which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual undertakings could differ materially from those currently anticipated. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information regarding Mr. Churchey’s compensation contained in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 -- Interim CEO Agreement, dated as of May 23, 2008, between the Company and Mr. Randy Churchey.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Wolf Resorts, Inc.

May 27, 2008	By:	J. Michael Schroeder

Name: J. Michael Schroeder
Title: Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Interim CEO Agreement, between the Company and Randy Churchey, dated May 27, 2008